EXHIBIT 99.1

Hooker Furnishings Achieves Sales, Income Gains in Third Quarter

MARTINSVILLE, Va., Dec. 08, 2022 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT), a global leader in the design, production and marketing of home furnishings for nearly a century, today reported results for its fiscal-year 2023 third quarter ended October 30, 2022.

Fiscal 2023 Third Quarter Highlights:

  Net sales for the quarter were $151.6 million, an increase of $18.2 million, or 13.6%, compared to the prior-year quarter. Higher sales were driven by revenue growth across all divisions of the Domestic Upholstery segment, higher net sales at Home Meridian and recovery in the H Contract business.
  Gross profit and margin improved in all three segments. Consolidated operating income was $6.4 million, and consolidated net income was $4.8 million or $0.42 per diluted share for the fiscal third quarter compared to a net loss of $1.2 million or ($0.10) per share for the comparable prior year quarter.
  Global supply chain dynamics are stabilizing. Product flow and lead times have improved, production levels are at full capacity and ocean freight costs have lowered significantly. The lower freight costs have not positively impacted our profitability due to most of our warehouse inventory still carrying the higher costs.
  Attendance at the recent Fall High Point Market was up substantially, even above 2019 levels. HMI debuted a remodeled 100,000-square-foot showroom including a 10,000-square-foot area showcasing its new Portfolio in-stock warehouse program of bestsellers across brands. Portfolio aims to help HMI diversify and expand its customer base.
  The Domestic Upholstery segment marked the seventh consecutive quarter of double-digit sales increases with growth of $14.1 million, or 48%. Along with the addition of sales from recently acquired Sunset West, the domestically produced upholstery companies Bradington-Young, Sam Moore and Shenandoah collectively grew 18%.
  For the fiscal 2023 nine-month period, consolidated net sales were $451.8 million, a decrease of $7.0 million or 1.5%, as compared to a year ago. Consolidated net income was $13.6 million, or $1.14 per diluted share, as compared to $15.7 million, or $1.30 per diluted share in the prior year nine-month period.

Management Commentary

“Steady fulfillment of backlogs, full production capacity, healthier inventory levels, and operational improvements positively impacted our revenues this quarter,” said Jeremy Hoff, chief executive officer. “We anticipate continued improvements throughout these key areas within our organization as we approach our fiscal year end. However, economic indicators are mixed and there are potential headwinds including rising interest rates, declining home sales and consumer confidence.”

“Year-over-year quarterly profitability gains were driven by sales growth and successful mitigation of supply-chain bottlenecks over the last two years,” Hoff said. “Improving our operational costs and exiting unprofitable businesses at HMI is beginning to show up in our margins and will continue to improve profitability,” he said.

“New program and product introductions at the well-attended Fall High Point Market created considerable momentum,” Hoff said. “Our market launch of the in-stock Portfolio program at HMI was very well-received,” Hoff said. “Portfolio’s launch was a successful first step in expanding and diversifying HMI’s customer base.”

“At Hooker Casegoods, we debuted the 92-piece Charleston Collection, one of the largest introductions in our history. The updated traditional styling, clean finishes and accent color finishes were met with enthusiasm from retailers who believe there’s a void for classic designs in the marketplace, a furnishings style that’s sought-after by a significant set of younger consumers in their prime furniture-buying years. This collection will be shipped before the next High Point Market in Spring 2023, before the grand opening of our new Hooker Legacy showroom in High Point.”

Segment Reporting: Hooker Branded

  The Hooker Branded segment’s fiscal third quarter net sales decreased by $1.3 million, or 2.4%, compared to the same period a year ago. The lower sales were due to a temporary inventory mix issue as some vendor-factory shipments were received in our warehouses as incomplete collections missing some pieces, and retailers delayed receipt of orders until collections and groups could ship complete.
  Despite the sales dip, gross profit increased in the segment, which reported $5.2 million in operating income and a 9.5% operating margin for the quarter.
  Incoming orders decreased as compared to the prior year quarter as the market is gradually returning to more typical levels of demand. Quarter-end backlog was lower than the prior-year quarter end but was still about three times higher than pre-pandemic levels in calendar 2019.

“Inventory imbalances, which held up some shipments, are resolving,” said Paul Huckfeldt, chief financial officer. “Our Hooker Branded inventories are $44 million higher than last year’s third quarter end, which we think positions us well for the holiday selling seasons.”

 Segment Reporting: Home Meridian

  The Home Meridian segment’s net sales increased by $4.4 million, or 9.4%, as compared to the prior-year third quarter when container-direct business was severely impacted by the temporary COVID-related factory lockdowns in Vietnam and Malaysia. In addition, the hospitality division reported strong sales as that sector continues to recover from the COVID-related downturn.
  Sales increases to furniture chains, mass merchants and hospitality customers were offset by the absence of clubs channel sales, which we exited last year, and decreased ecommerce sales mostly due to normalization of post-COVID consumer demand. Additionally, HMI shipments were lower than expected due to customers with high inventories delaying shipments.
  Incoming orders and backlogs decreased compared to last year due to the absence of clubs channel orders as well as lower orders from mass merchant retailers delaying shipments to rationalize inventories.
  Due to deflated sales from delayed shipments and higher-than-expected transition and labor costs related to the new Georgia Distribution Center, HMI reported an operating loss of $3.2 million, a $7 million improvement from the operating loss in the prior-year quarter, which was impacted by low volume, unrecovered inbound freight costs, and costs related to exiting the Ready-To-Assemble furniture business.

“HMI reported substantial improvement from last year’s third quarter, but delayed shipments were a factor in the quarterly operating loss. Recovery is somewhat constrained by industry inventory conditions but we’re optimistic about the longer-term, due to lowering freight and product costs, positive feedback from the recent High Point Market and cost containment efforts,” said Huckfeldt.

Segment Reporting: Domestic Upholstery

  For the 7th consecutive quarter, the Domestic Upholstery Segment reported double-digit sales growth, with net sales increasing by $14.1 million, or 48.2%, compared to the prior year third quarter.
  The increase was driven by the addition of Sunset West results as well as organic sales growth at Bradington Young, Sam Moore and Shenandoah, which each also delivered double-digit net sales gains for the quarterly and nine-month periods.
  Incoming orders decreased as compared to the prior-year quarter due to current demand, long lead times and high backlogs, but year-to-date orders were at about the same level as calendar 2019.

  Quarter-end backlog was lower than the prior year quarter end and fiscal 2022 year-end when demand was exceptionally strong while production capacity was constrained. Comparing to calendar 2019, quarter-end backlog was more than three times higher than pre-pandemic levels.

Cash, Debt and Inventory

Cash and cash equivalents stood at $6.5 million at fiscal 2023 third quarter-end, down $62.9 million from the balance at the fiscal 2022 year-end due principally to a $58.9 million increase in inventory.

During the fiscal 2023 nine-month period, we purchased and retired 598,000 shares of our common stock under the $20 million share repurchase authorization approved by our Board of Directors earlier this year.

“Even while spending $9.4 million on the share repurchase, we have been generating cash since last quarter,” Huckfeldt said. “With lead times reducing as much as they have, we are aiming to reduce inventories by $25 million by roughly this time next year, which will further improve our cash position. To support the inventory reduction effort and improve liquidity, we have also implemented targeted promotions on certain products,” he said.

Capital Allocation

On December 5, 2022 the Company’s Board of Directors declared a quarterly cash dividend of $0.22 per share which will be paid on December 30, 2022 to shareholders of record at December 16, 2022. “This 10% increase in the dividend is the seventh consecutive year in which we have been able to increase our annual dividend. We believe it demonstrates our continued confidence in our strategy and business model,” said Huckfeldt. Other capital allocation priorities include building a cash reserve, fulfilling the remainder of the share repurchase authorization, and capital investments in our soon-to-be implemented ERP upgrade and other capital expenditures to improve our competitive position, such as the outfitting of the new Hooker Legacy brands showroom for its April 2023 opening.

Outlook

“Economic indicators are mixed and we are closely monitoring potential disrupters including rising interest rates, consumer confidence and a slowing housing market,” said Hoff. “We’re paying close attention to economic indicators and retail trends to ensure that our inventory planning and cost structure are appropriate to short-to-mid-term conditions, while continuing to invest in our longer-term strategies.”

“At the same time, we see reasons for optimism as the U.S. enjoys strong levels of employment, rising household incomes, and continuing strength in consumer spending. Our backlogs on the legacy side are still much higher than pre-pandemic levels and our recent entry into outdoor furniture with Sunset West is performing above our expectations. Additionally, we expect to begin to see the benefits of recent reductions in ocean freight costs beginning in the first quarter of calendar 2023. We believe the environment in the home furnishings industry is shifting from a reliance on historic demand to a dependence on market share gains. Strategically, we believe we are well positioned for this change in landscape,” Hoff concluded.

Conference Call Details

Hooker Furnishings will present its fiscal 2023 third quarter financial results via teleconference and live internet web cast on Thursday morning, December 8, 2022 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 98th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Pulaski Upholstery, stationary and motion upholstery collections available in fabric and leather covering the complete design spectrum at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, N.C., Las Vegas, N.V., and Ho Chi Minh City, Vietnam. The company operates distribution centers in North Carolina, Virginia, Georgia, California, China and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to rising interest rates, including their potential impact on (i) our sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) difficulties in forecasting demand for our imported products; (3) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, ocean freight costs, including the price and availability of shipping containers, ocean vessels and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (4) the effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including but not limited to U.S. and local economies; our business operations and continuity; the health and productivity of our employees; and the impact on our global supply chain, inflation, the retail environment and our customer base; (5) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the prior U.S. administration’s imposition of a 25% tariff on certain goods imported into the United States from China including almost all furniture and furniture components manufactured in China, which is still in effect, with the potential for additional or increased tariffs in the future; (6) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (7) the risks related to the recent Sunset West acquisition including integration costs, costs related to Acquisition debt, maintaining Sunset West’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, the loss of key employees from Sunset West, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the acquisition; (8) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (9) risks associated with product defects and changing consumer product safety laws, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (10) disruptions and damage (including those due to weather) affecting our Virginia, Georgia, North Carolina or California warehouses, our Virginia, North Carolina and California administrative facilities, our North Carolina and Las Vegas showrooms or our representative offices or warehouses in Vietnam and China; (11) risks associated with our newly leased warehouse space in Georgia, including risks associated with our move to and occupation of the facility, including information systems, access to warehouse labor and the inability to realize anticipated cost savings; (12) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber- insurance; (15) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (16) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (17) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (18) capital requirements and costs; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) the cost and difficulty of marketing and selling our products in foreign markets; (21) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (22) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (23) price competition in the furniture industry; (24) competition from non-traditional outlets, such as internet and catalog retailers; (25) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture and (26) other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2022. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2022	October 31, 2021	October 30, 2022	October 31, 2021

Net sales	$151,580	$133,428	$451,803	$458,807

Cost of sales	119,572	113,421	359,281	373,501

Gross profit	32,008	20,007	92,522	85,306

Selling and administrative expenses	24,712	21,139	72,255	63,343
Intangible asset amortization	878	596	2,634	1,788

Operating income/(loss)	6,418	(1,728)	17,633	20,175

Other income, net	191	133	425	160
Interest expense, net	434	27	546	81

Income/(loss) before income taxes	6,175	(1,622)	17,512	20,254

Income tax expense/(benefit)	1,334	(403)	3,946	4,563

Net income/(loss)	$4,841	$(1,219)	$13,566	$15,691

Earnings/(Loss) per share
Basic	$0.42	$(0.10)	$1.16	$1.32
Diluted	$0.42	$(0.10)	$1.14	$1.30

Weighted average shares outstanding:
Basic	11,465	11,863	11,736	11,849
Diluted	11,525	11,863	11,838	12,017

Cash dividends declared per share	$0.20	$0.18	$0.60	$0.54

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2022	October 31, 2021	October 30, 2022	October 31, 2021

Net income/(loss)	$4,841	$(1,219)	$13,566	$15,691
Other comprehensive income:
Amortization of actuarial loss	21	100	62	301
Income tax effect on amortization	(5)	(24)	(15)	(72)
Adjustments to net periodic benefit cost	16	76	47	229

Total comprehensive income/(loss)	$4,857	$(1,143)	$13,613	$15,920

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	October 30,	January 30,
	2022	2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$6,508	$69,366
Trade accounts receivable, net	76,049	73,727
Inventories	133,943	75,023
Income tax recoverable	2,003	4,361
Prepaid expenses and other current assets	7,914	5,237
Total current assets	226,417	227,714
Property, plant and equipment, net	27,704	28,058
Cash surrender value of life insurance policies	27,587	26,479
Deferred taxes	9,947	11,612
Operating leases right-of-use assets	52,478	51,854
Intangible assets, net	32,669	23,853
Goodwill	14,952	490
Other assets	8,497	4,499
Total non-current assets	173,834	146,845
Total assets	$400,251	$374,559

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,393	$-
Trade accounts payable	30,320	30,916
Accrued salaries, wages and benefits	8,078	7,141
Customer deposits	9,144	7,145
Current portion of lease liabilities	6,922	7,471
Other accrued expenses	3,679	4,264
Total current liabilities	59,536	56,937
Long term debt	23,222	-
Deferred compensation	9,443	9,924
Operating lease liabilities	47,504	46,570
Other long-term liabilities	957	-
Total long-term liabilities	81,126	56,494
Total liabilities	140,662	113,431

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,421 and 11,922 shares issued and outstanding on each date	51,868	53,295
Retained earnings	207,725	207,884
Accumulated other comprehensive loss	(4)	(51)
Total shareholders’ equity	259,589	261,128
Total liabilities and shareholders’ equity	$400,251	$374,559

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the Thirty-Nine Weeks Ended
	October 30,	October 31,
	2022	2021
Operating Activities:
Net income	$13,566	$15,691
Adjustments to reconcile net income to net cash
(used in) / provided by operating activities:
Depreciation and amortization	6,578	5,623
Deferred income tax expense	1,650	2,266
Non-cash restricted stock and performance awards	1,323	367
Provision for doubtful accounts and sales allowances	(3,831)	474
Gain on life insurance policies	(744)	(802)
Changes in assets and liabilities
Trade accounts receivable	3,069	9,230
Inventories	(56,343)	(7,705)
Income tax recoverable	2,357	(3,098)
Prepaid expenses and other current assets	(5,863)	(4,074)
Trade accounts payable	(1,522)	(15,632)
Accrued salaries, wages and benefits	936	(1,140)
Accrued income taxes	-	(501)
Customer deposits	(1,277)	2,294
Operating lease liabilities	(238)	120
Other accrued expenses	(391)	2,104
Deferred compensation	(419)	(243)
Net cash (used in)/provided by operating activities	(41,149)	4,974

Investing Activities:
Acquisitions	(25,912)	-
Purchases of property, plant and equipment	(3,469)	(6,626)
Premiums paid on life insurance policies	(464)	(533)
Net cash used in investing activities	(29,845)	(7,159)

Financing Activities:
Proceeds from long-term loans	25,000	-
Payments for long-term loans	(350)	-
Proceeds from revolving credit facility	36,190	-
Payments for revolving credit facility	(36,190)	-
Debt issuance cost	(38)	-
Purchase and retirement of common stock	(9,359)	-
Cash dividends paid	(7,117)	(6,437)
Cash provided by/(used in) financing activities	8,136	(6,437)

Net decrease in cash and cash equivalents	(62,858)	(8,622)
Cash and cash equivalents at the beginning of year	69,366	65,841
Cash and cash equivalents at the end of year	$6,508	$57,219

Supplemental schedule of cash flow information:
Income taxes paid/(refund), net	$(1)	$5,858
Interest paid, net	293	1

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from changes in right-of-use assets	$7,402	$23,736
Increase in property and equipment through accrued purchases	112	17

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 30, 2022		October 31, 2021		October 30, 2022		October 31, 2021
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$54,696	36.1%	$56,037	42.0%	$149,743	33.1%	$157,304	34.3%
Home Meridian	50,588	33.3%	46,230	34.6%	171,721	38.1%	217,964	47.5%
Domestic Upholstery	43,436	28.7%	29,302	22.0%	122,982	27.2%	78,387	17.1%
All Other	2,860	1.9%	1,859	1.4%	7,357	1.6%	5,152	1.1%
Consolidated	$151,580	100%	$133,428	100%	$451,803	100%	$458,807	100%

Operating income/(loss)
Hooker Branded	$5,217	9.5%	$6,669	11.9%	$15,431	10.3%	$25,040	15.9%
Home Meridian	(3,205)	-6.3%	(10,181)	-22.0%	(7,290)	-4.2%	(9,274)	-4.3%
Domestic Upholstery	3,823	8.8%	1,589	5.4%	8,288	6.7%	3,890	5.0%
All Other	583	20.4%	195	10.5%	1,204	16.4%	519	10.1%
Consolidated	$6,418	4.2%	$(1,728)	-1.3%	$17,633	3.9%	$20,175	4.4%

For more information, contact:
Jeremy R. Hoff, Chief Executive Officer and Director
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer
Phone: (276) 666-3949